SECOND AMENDMENT
TO DISTRIBUTION AGREEMENT

This second amendment (this “ Amendment”) to the Distribution Agreement dated as of April 4, 2018 (the “Agreement”) by and between USA Mutuals (the “Client”) and Compass Distributors , LLC (“Foreside”) is entered into with an effective date of September 30, 2019 (the “Effective Date”).

WHEREAS, Foreside and the Client (the “Parties”) desire to amend Exhibit A of the Agreement to reflect the name change of USA Mutuals Vice Fund to the USA Mutuals Vitium Global Fund; and

WHEREAS, Section 16 of the Agreement requires that all amendments and modifications to the Agreement be in writing and executed by all parties.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

2.	Exhibit A to the Agreement is hereby deleted in its entirety and replaced by Exhibit A attached hereto.

3.	Except as expressly amended hereby, all of the provisions of the Agreement are restated and in full force and effect to the same extent as if fully set forth herein.

4.	This Amendment shall be governed by and the provisions of this Amendment shall be construed and interpreted under and in accordance with the laws of the State of Delaware.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the Effective Date.

USAMUTUALS	COMPASS DISTRIBUTORS, LLC

By: /s/ Jeff Bottom	By: /s/ Mark Fairbanks
Name: Jeff Bottom	Name: Mark Fairbanks
Title: President	Title: Vice President

DISTRIBUTION AGREEMENT

EXHIBIT A

Effective as of September 30, 2019

FUNDS

USA Mutuals Vitium Global Fund USA Mutuals Navigator Fund

A-1